Exhibit 10.1

AMENDMENT NO. 1 TO THE

COMMUNITY HEALTH SYSTEMS, INC.

2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN

(AS AMENDED AND RESTATED AS OF FEBRUARY 26, 2014)

THIS AMENDMENT NO. 1 TO THE COMMUNITY HEALTH SYSTMS, INC. 2004 EMPLOYEE PERFORMANCE INCENTIVE PLAN, AS AMENDED AND RESTATED AS OF FEBRUARY 26, 2014, dated as of February 22, 2017 (the “Amendment”), amends the Community Health Systems, Inc. 2004 Employee Performance Incentive Plan, as amended and restated as of February 26, 2014 (the “Plan”). Unless otherwise defined in the Amendment, capitalized terms shall have the meanings assigned to such term in the plan.

1.	The Plan is hereby amended as follows:

(A)	The text of Section 6.14 is hereby amended as follows with additions indicated by underlining and deletions indicated by strikethrough:

6.14    (a)  Any Award granted pursuant to this Plan shall be subject to repayment or reimbursement by the Participant to the Company (i) to the extent provided in the Company’s current “Clawback Policy,” as it may be amended from time to time, (ii) to the extent that Participant in the future becomes subject to any other recoupment or clawback policy hereafter adopted by the Company, including any such policy (or amended version of the Company’s current Clawback Policy) adopted by the Company to comply with the requirements of any applicable laws, rules or regulations, including pursuant to final SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (iii) to the extent provided under any applicable laws which impose mandatory recoupment, under circumstances set forth in such applicable laws, including the Sarbanes-Oxley Act of 2002. In addition, without limiting the foregoing, pursuant to its general authority to determine the terms and conditions applicable to Awards granted under the Plan, the Committee shall have the right to provide, in an Agreement, or to require a Participant to agree by separate written or electronic instrument at or after grant, that all Awards will be subject to repayment or reimbursement to the extent set forth in any recoupment or clawback provisions which may be included in any such Agreement or separate instrument.

           (b) Notwithstanding anything set forth in Section 6.14(a) above, in ~~In~~ the event the Board determines that a significant restatement of the Company’s financial results or other Company metrics for any of the three prior fiscal years for which audited financial statements have been prepared is required and (i) such restatement is the result of fraud or misconduct and (ii) the Award amount would have been lower had the results or metrics been properly calculated, the Committee has the authority to obtain reimbursement from any Participant responsible for the fraud or willful misconduct resulting in the restatement. Such reimbursement shall consist of any portion of any Award previously paid that is greater than it would have been if calculated based upon the restated financial results or metrics.

2.	Except as amended hereby, the Plan shall remain unmodified and in full force and effect.

IN WITNESS WHEREOF, Community Health Systems, Inc. has caused this caused this Amendment to be executed by its duly authorized officer on the 22nd day of February, 2017, being the date the Amendment was approved and adopted by its Board of Directors.

COMMUNITY HEALTH SYSTEMS, INC.

By: /s/ Rachel A. Seifert
Name:	Rachel A. Seifert
Title:	Executive Vice President, Secretary and General Counsel